Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, Amendment No. 5, of our report dated September 2, 2011, relating to the balance sheet of Grassmere Acquisition Corporation (a development stage company) as of July 31, 2011, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 15, 2011 (date of inception) to July 31, 2011, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
September 2, 2011